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                                                                    EXHIBIT 99.1

                          ODESSA REGIONAL HOSPITAL, LP

                              FINANCIAL STATEMENTS

                                    CONTENTS

Condensed Balance Sheets at December 31, 2003 (Unaudited) and September 30, 2003.................         2
Condensed Statements of Income for the Three Months ended December 31, 2003 and 2002
  (Unaudited)....................................................................................         3
Condensed Statements of Cash Flows for the Three Months ended December 31, 2003 and 2002
  (Unaudited)....................................................................................         4
Notes to Unaudited Condensed Financial Statements................................................         5

                          ODESSA REGIONAL HOSPITAL, LP
                            CONDENSED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                                     (UNAUDITED)
                                                                      DECEMBER 31,                  SEPTEMBER 30,
                                                                         2003                           2003
                                                                -----------------------      -------------------------
ASSETS
Current assets:
   Accounts receivable net of allowance for doubtful
     accounts of $3,808 and $2,346, respectively............         $      8,793                  $       7,365
   Inventories..............................................                1,288                          1,299
   Prepaid expenses and other current assets................                  161                            249
                                                                     ------------                  -------------
     Total current assets...................................               10,242                          8,913
Property and equipment, net.................................               24,069                         23,991
Goodwill....................................................               28,827                         28,827
Due from affiliate..........................................                6,897                         14,107
Other assets, net...........................................                  838                            864
                                                                     ------------                  -------------
     Total assets...........................................         $     70,873                  $      76,702
                                                                     ============                  =============
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable.........................................         $      2,177                  $       2,501
   Salaries and benefits payable............................                1,402                          1,489
   Other accrued liabilities................................                  532                            405
   Current portion of capital lease obligations.............                  184                            182
   Current portion of debt allocated from IASIS.............                  893                            960
                                                                     ------------                  -------------
     Total current liabilities..............................                5,188                          5,537
Long-term capital lease obligations.........................                  618                            665
Debt allocated from IASIS...................................               39,422                         39,588
Partners' capital:
   General partner - 1% ownership interest at December 31,
    2003 and September 30, 2003.............................                  571                            624
   Limited partners - $25,000 per unit; 733 units issued
    and outstanding at December 31, 2003 and September 30,
    2003....................................................               25,074                         30,288
                                                                     ------------                  -------------
     Total partners' capital................................               25,645                         30,912
                                                                     ------------                  -------------
     Total liabilities and partners' capital................         $     70,873                  $      76,702
                                                                     ============                  =============

See accompanying notes

                          ODESSA REGIONAL HOSPITAL, LP
                   CONDENSED STATEMENTS OF INCOME (Unaudited)
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                            THREE MONTHS ENDED DECEMBER 31,
                                                           --------------------------------
                                                                2003                 2002
                                                              ---------           ---------
Net revenue ..................................                $  15,590           $  16,220
Costs and expenses:
   Salaries and benefits .....................                    5,311               5,315
   Supplies ..................................                    1,539               2,429
   Other operating expenses ..................                    2,071               2,547
   Provision for bad debts ...................                    1,292               1,425
   Interest, net .............................                      947               1,255
   Depreciation and amortization .............                      591                 507
   Management fees ...........................                      304                 315
                                                              ---------           ---------
     Total costs and expenses ................                   12,055              13,793
                                                              ---------           ---------
Net income ...................................                $   3,535           $   2,427
                                                              =========           =========
Net income attributable to general partner....                $      35           $      24
                                                              =========           =========
Net income attributable to limited partners...                $   3,500           $   2,403
                                                              =========           =========
Net income per limited partnership unit.......                $4,822.65           $3,311.05
                                                              =========           =========

See accompanying notes

                          ODESSA REGIONAL HOSPITAL, LP
                 CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                                 (IN THOUSANDS)

                                                                 THREE MONTHS ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                      2003           2002
                                                                   ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ..................................................         $ 3,535       $ 2,427
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization ............................             591           507
   Changes in operating assets and liabilities, net of
    effect of acquisition:
     Accounts receivable ....................................          (1,428)       (1,972)
     Inventories, prepaid expenses and other current assets..              99           431
     Accounts payable, salaries and benefits payable and
       other accrued liabilities ............................            (284)          922
                                                                      -------       -------
         Net cash provided by operating activities ..........           2,513         2,315
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net ....................            (657)         (377)
Change in other assets ......................................              27          (126)
                                                                      -------       -------
         Net cash used in investing activities ..............            (630)         (503)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt and capital leases ..........................             (44)            -
Change in due to/from affiliate, net ........................            (851)       (1,522)
Distribution to partners ....................................            (988)         (290)
                                                                      -------       -------
         Net cash used in financing activities ..............          (1,883)       (1,812)
                                                                      -------       -------
Change in cash ..............................................               -             -
Cash at beginning of period .................................               -             -
                                                                      -------       -------
Cash at end of period .......................................         $     -       $     -
                                                                      =======       =======

See accompanying notes

                         ODESSA REGIONAL HOSPITAL, L.P.
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Odessa Regional Hospital, LP, a Delaware limited partnership (the "Partnership") was formed on September 24, 1999 to own and operate Odessa Regional Hospital (the "Hospital") in Odessa, Texas. The Partnership's general partner is IASIS Healthcare Holdings, Inc. ("General Partner") and the limited partners consist of IASIS Healthcare Corporation ("IASIS") and other third-party investors. The General Partner is a wholly-owned subsidiary of IASIS. IASIS is a for-profit hospital management company that owned and operated 14 acute care hospitals in four states at December 31, 2003. IASIS also owns and operates a behavioral health center in Phoenix, Arizona and has an ownership interest in three ambulatory surgery centers. In addition, IASIS owns and operates a Medicaid managed health plan in Phoenix. The Hospital is a 121-bed acute care hospital that provides inpatient, outpatient and emergency care services to residents in the Odessa-Midland region of Texas.

The Partnership's Amended and Restated Limited Partnership Agreement provides that earnings, losses and distributions will be shared pro rata among the partners.

The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet at September 30, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

2.       DEBT ALLOCATED FROM IASIS

During 2002 and 2003, the Partnership was party to a promissory note (the "2001 Note") with IASIS in the amount of $33,761,000. The 2001 Note was a five-year promissory note bearing interest at 13% interest per annum on a twenty-year amortization schedule.

The Partnership, effective October 1, 2002, entered into a new promissory note (the "2002 Note") with IASIS for $8,113,000. The proceeds from this note were used to partially fund the Partnership's construction of a $12 million addition to the hospital. The 2002 Note is a five-year promissory note bearing interest at 9% per annum on a twenty-year amortization schedule.

Effective October 1, 2003, the Partnership, entered into an additional new promissory note (the "2003 Note") with IASIS in the amount of $32,590,000. The 2003 Note replaces the 2001 Note and is a three-year promissory note bearing interest at 9.3% interest per annum on a twenty-year amortization schedule. Interest is due and payable on

                         ODESSA REGIONAL HOSPITAL, L.P.
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the last day of the month beginning October 31, 2003 until September 30, 2006, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, would be immediately due and payable in full.

3.       CONTINGENCIES

NET REVENUE

The calculation of appropriate payments from the Medicare and Medicaid programs as well as terms governing agreements with other third-party payors are complex and subject to interpretation. Final determination of amounts earned under the Medicare and Medicaid programs often occurs subsequent to the year in which services are rendered because of audits by the programs, rights of appeal and the application of numerous technical provisions. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

PROFESSIONAL, GENERAL AND WORKERS' COMPENSATION LIABILITY RISKS

IASIS, on behalf of the Partnership, maintains general and professional liability insurance as well as workers' compensation insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that IASIS believes to be sufficient for the Partnership, although, potentially, some claims may exceed the scope of coverage in effect. The cost of general and professional liability and workers' compensation coverage including the full self-insured retention exposure is allocated by IASIS to the Partnership based upon adjusted patient days. IASIS maintains reserves for general and professional liability and workers' compensation. Accordingly, no reserve for liability risks is recorded on the accompanying condensed balance sheets. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on the Partnership's business, financial condition or results of operations.

The Partnership participates in a self-insured program for health insurance administered by IASIS. IASIS allocates costs of the program based upon the number of program participants employed by the Partnership.

OTHER

The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on the Partnership's business, financial condition or results of operations.

The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $652.0 million at December 31, 2003.

In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.

4.       INCOME TAXES

No provision for income taxes has been reflected in the accompanying condensed financial statements because the tax effect of the Partnership's activities accrues to the individual partners. The Partnership's tax return and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.